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                                                                     EXHIBIT 4.2

                            CERTIFICATE OF ADJUSTMENT


         Pursuant to Section 12 of the Rights Agreement (the "Rights Agreement") dated as of May 11, 1999 between The Sportsman's Guide, Inc. (the "Company") and Wells Fargo Bank, N.A., as successor to Norwest Bank Minnesota, N.A., as Rights Agent, the Company hereby certifies that:

I. Statement of Facts.

         On March 1, 2005, the Board of Directors of the Company declared a 3-for-2 split of the Company's common stock, $.01 par value (the "Common Stock"), to be effected in the form of a 50% stock dividend (the "Distribution"), payable on April 15, 2005 to shareholders of record on March 25, 2005. Pursuant to the provisions of Sections 11 and 23 of the Rights Agreement, certain adjustments to the Purchase Price (as defined in the Rights Agreement), the Redemption Price (as defined in the Rights Agreement) and number of Rights (as defined in the Rights Agreement) outstanding have been effected as set forth below.

II. Adjustment.

         The following adjustments have been effected as of April 15, 2005:

         (a) Purchase Price. The Purchase Price has been adjusted from $50.00 to $33.33.

         (b) Redemption Price. The Redemption Price has been adjusted from $.001 per Right to $.00066 per Right.

         (c) Number of Rights. The number of Rights outstanding has been adjusted, in lieu of any adjustment in the number of shares of Common Stock issuable upon the exercise of a Right, by issuing one new Right for each share of Common Stock issued in the Distribution (with one such new Right to be attached to each such share of Common Stock pursuant to the terms of the Rights Agreement).


Date: April 15, 2005                THE SPORTSMAN'S GUIDE, INC.


                                    By: /s/ Charles B. Lingen
                                        ----------------------------------------
                                        Name:  Charles B. Lingen
                                        Title: Executive Vice President of
                                               Finance and Administration/CFO